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                                                                    EXHIBIT 10.1

                                   AGREEMENT

This agreement dated September 6, 2000 between Norman R. "Chip" Harpster, Jr. (Executive) and Millennium Cell Inc. (Company). The following are the terms of this agreement.

1. Title - The Executive shall be the Vice President, Finance and Administration & Chief Financial Officer of the Company reporting directly to the President and Chief Executive Officer.

2. Base Salary - Base salary shall be at $200,000 (payable on a semi-monthly basis) per annum, beginning October 9, 2000. The Executive will be eligible for salary adjustments as approved by the Compensation Committee of the Board of Directors.

3. Bonus - The Executive will be eligible for a target bonus of 50% of base salary. Executive will be eligible for bonus adjustments as approved by the Compensation Committee of the Board of Directors.

4. Equity/Stock Options - Upon joining the company, the Executive shall receive 212,500 stock options at a strike price of $2.90/share. The Options will have a term of a minimum of 5 years and a maximum of 10 years. The exact term shall be determined by the Company and shall apply to all other employees as well according to the Omnibus Stock Option Plan to be approved by the Board of Directors. In addition, the Company anticipates that the Executive would be a participant in future options granted by this Plan.

    The Vesting Schedule of the 212,500 stock options is based on the anniversary date of the Executive's first day of employment, October 9, 2000, in accordance with the following schedule:

    Year 1 - 1/3 (33.33%)
    Year 2 - 1/3 (33.33%)
    Year 3 - 1/3 (33.34%)

5. Termination - If the Executive is terminated by the Company other than for "Cause" (Cause is defined as fraud, embezzlement, or conviction of a crime involving moral turpitude), then the Executive's Options shall vest in accordance with the terms of the Company's Stock Option Plan.

    There shall be Severance of one times the then base salary plus one year bonus (bonus of greater of 50% of then base salary or the actual bonus paid for the full year preceding the year of termination. The severance shall be paid in four (4) quarterly/equal increments with no duty to mitigate; nor shall this be a right of set-off.

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    In the event of a "Change of Control," (40% or more in the change of stock ownership in the company or the sale of substantially all of the company's assets), all stock options and other equity will vest immediately and the Executive shall be entitled to the Severance stated above.

6.  Tax Gross-Up - The Executive shall be grossed-up for any excise taxes under
    Section 280(g) - Parachute Payments of any successor provision. The intent of this gross-up is to put the Executive in the same after tax position as if the excise tax was not imposed. The Company's accounting firm shall compute the Excise Tax. If the Company's accountant's determination of the Excise Taxes turns out to be inconsistent with the IRS, then the Executive shall notify the Company on the IRS's position. The Company shall defend its position and increase the gross-up amount to the extent the IRS prevails in its position; plus reimburse the Executive for any interest and penalties associated with the accountant's computations.

7. Death or Disability - All the Executive's Stock Options shall vest immediately in the event of death or disability and the Executive or his personal representative shall have 12 months from termination of employment to exercise his Stock Options. Disability shall be determined by an independent physician selected jointly by the Company and the Executive's personal representative, to determine that by reason of mental or physical illness the Executive would be able to resume his duties in the foreseeable future.

8. Non-Compete/Non-Solicition - During the employment and for a period of 12 months following termination of employment, the Executive is not permitted to engage directly or indirectly in any business that generates hydrogen energy for the use in conventional engines, fuel cells, or batteries; nor shall the Executive for the same period, directly or indirectly endeavor to entice away any employees of the Company.

Agreed and Accepted:               Company: /s/ Stephen S. Tang
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                                                Stephen S. Tang

                                            /s/ Norman R. Harpster
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                                                Norman R. Harpster